World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Tupperware Brands Reports Fourth-Quarter Sales Up 19%
GAAP Diluted E.P.S. up 35%

Tupperware Segments’ Sales Grow 18% and Beauty Segments’ Sales Grow 19%; Fourth Quarter Active Representatives Increase 8%; Fourth Quarter GAAP Earnings of $0.88 per Diluted Share

ORLANDO, FL, January 29, 2008 --Tupperware Brands Corporation (NYSE:TUP) today reported that fourth-quarter 2007 sales grew 19% year over year (11% in local currency) to $577 million with strong growth in all 5 segments ranging from 6% to 18% in local currency.

Rick Goings Chairman and CEO of Tupperware Brands commented, "We are encouraged with the progress we made in the fourth quarter and the full year in further refining and implementing our strategies, which are working and delivering the positive results we expected to support long term growth.  This came through in the fourth quarter with our high-teen year-over-year sales increase and our 35% increase in GAAP diluted earnings per share.  Our sales and profit were both well ahead of our October outlook."

"As we look ahead to 2008, we're planning to capitalize on our year end sales force size advantage of 15% to further grow our businesses, and expect to be in our long-term outlook range for local currency sales growth of 5 to 7% per year.  This includes high single, to low double-digit, growth from the 40% to 45% of our businesses that operate in emerging markets and, on average, a low single digit growth rate from the remainder of our businesses that operate in established markets.”

“We expect to grow net income even more with higher profit from the segments and lower interest expense, as we benefit from the credit agreement we closed at the end of the third quarter, partially offset by a higher but still very favorable income tax rate in the 23% range."

"Included in our 2008 outlook is continued investment to implement our strategies as we further develop our branded portfolio of direct selling companies, working to continue to innovate with our demonstrable product lines, our contemporized selling situations and the right sales force compensation plan in each market."

Excluding certain adjustment items, fourth-quarter earnings per share rose to 93 cents from 74 cents in 2006, or 26%. Stronger foreign currencies had a 10 cent positive impact on the year-over-year comparison. Profit from the segments rose 29%, interest expense was lower by over $3 million, reflecting lower borrowings along with a benefit from the new credit agreement entered into in September, and unallocated expenses rose by $5 million, largely reflecting higher expenses associated with management incentive programs. The quarter’s effective tax rate rose to 17% this year from 10% last year (see detail in Non-GAAP Financial Measures Reconciliation Schedule).
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As of the end of the fourth quarter net debt was down to $593 million, a reduction of $88 million from $681 million at the end of 2006. Net cash provided by operating activities, net of investing activities, for the full year was $152 million, ahead of October guidance of $100 to $110 million.

Tupperware Brands will conduct a conference call tomorrow, Wednesday, January 30, at 10:00 am Eastern time. The conference call will be webcast and archived, along with a copy of this news release on www.tupperwarebrands.com.

Fourth Quarter Segment Highlights*

Tupperware Segments

In Europe, fourth quarter sales rose by 19% (6% in local currency) over the prior year. The positive sales force trends continued in the emerging markets leading to 22% growth in local currency coming most notably in Russia, Turkey and South Africa. Established markets grew 1% in local currency with Germany achieving a 3% sales increase, following double-digit declines in each of the first three quarters. The total sales force size advantage for the whole segment at the end of the year was 21%. The average active sales force increased 8%. Segment profit increased 33% (18% in local currency) reflecting a greater than 2 point higher return on sales from improved value chains in several of the markets in Western Europe and higher manufacturing volume.

Asia Pacific achieved a 24% (16% in local currency) sales increase with emerging markets up 30% in local currency and established markets up 9% led by Australia. The number of active sellers was up 11% led by Indonesia, Australia and Korea. Operating profit increased 48% (36% in local currency) and reflected a 3.7 pp improvement in return on sales. This primarily reflected a higher share of sales from Australia, with its high return on sales, and more efficient expense management by Tupperware Japan, as well as 0.8 pp from lower purchase accounting amortization.

In Tupperware North America, 12% (11% in local currency) higher sales, reflected increases in all three markets, the United States, Canada and Mexico. Although there was a drag in the last 2 and ½ weeks of December in light of the warehouse fire in the main U.S. warehouse, Tupperware United States and Canada still achieved a 12% local currency sales increase in the quarter. The total sales force size for the whole segment was down at the end of the year, reflecting a decrease in Mexico as the United States had a higher sales force count. Active sellers in the segment were down slightly. There was a 4.5 pp improvement in return on sales that brought the segment’s profit up over 100%, mainly reflecting an improved cost structure in the United States.

Beauty Segments

In the Beauty North America segment, the 13% (12% in local currency) sales increase reflected double-digit increases by both units, Fuller Mexico and BeautiControl North America. Both units also had double-digit total sales force size advantages as of the end of the year, with the segment up 13%. The active sales force was up 10%. Segment profit was up 9% (8% in local currency), reflecting a lower return on sales, principally from gross margin investment at BeautiControl to sell through inventories and higher distribution costs that were about offset by lower purchase accounting amortization.

* Amounts discussed in Segment Highlights are on a GAAP basis including purchase accounting amortization. See Non-GAAP Financial Measures Reconciliation Schedule for information excluding this item.
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The Beauty Other segment achieved a 30% (18% in local currency) sales increase, reflecting higher sales forces and sales throughout Central and South America, most notably in Venezuela and Brazil. Fuller Philippines also had a double digit sales increase. The Nutrimetics units were down as a group, with the largest Nutrimetics market, Australia, down just slightly, reflecting an improved trend from earlier in the year. The total sales force in the segment was up 12% and the active sales force was up 8% in the quarter. There was a loss of $0.1 million that included $1.2 million of purchase accounting amortization. Excluding purchase accounting amortization from both years, profit increased reflecting improved results in the Philippines, Venezuela and Brazil.

Full-Year Results

For full-year 2007, total company sales grew 14% (9% in local currency), to a record $2.0 billion versus $1.7 billion in 2006. The Tupperware brand segments grew by 14% (8% in local currency) and the Beauty brand segments by 12% (10% in local currency). The businesses operating in emerging markets had sales growth of 21% (18% in local currency) and the remaining businesses that operate in established markets had growth of 8% (2% in local currency). Active sellers grew 5% for the year. Profit from the operating segments rose 33% (26% in local currency), 9 points of which was from lower purchase accounting amortization. Diluted earnings per share was $1.87, up 21% (8% in local currency). Excluding certain adjustment items, full year 2007 diluted earnings per share was $2.25, up 26% (14% in local currency).

2008 Outlook

Full year 2008 sales are expected to increase 8 to10% (5 to 7% in local currency) and GAAP diluted earnings per share is expected to be $2.37 to $2.47, including a 10 to 12 cent benefit versus 2007 from stronger foreign currencies. After adjustments full-year diluted earnings per share is expected to be $2.50 to $2.60 up 6% to 10% in local currency (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule).

Sales in local currency in the Tupperware brand segments are expected to increase in the mid-single-digit range and in the Beauty brand segments are expected to increase in the high-single-digit range. Excluding certain adjustment items, profit in the segments is expected to grow in line, to slightly above the rate of sales, except in Beauty Other where there was a loss of $3 million in 2007 and a small profit is expected in 2008.

Unallocated corporate costs in 2008 are expected to be about even with 2007’s $44 million; interest expense is expected to be $33 to $34 million, versus $49 million in 2007, which included $10 million of expense associated with implementing the new credit agreement; and the income tax rate is expected to be about 23%, compared with 17% in 2007 on a GAAP basis and 18% excluding certain items.

First Quarter 2008 Outlook

First quarter sales are expected to increase 13 to 15% (5 to 7% in local currency) and diluted earnings per share is expected to be 50 to 55 cents versus 32 cents last year. Excluding certain adjustment items diluted earnings per share is expected to be 44 to 49 cents versus 36 cents last year. This includes a 5 to 7 cents benefit versus 2006 from stronger foreign currencies and a lower effective tax rate.
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Rick Goings, Chairman and CEO of Tupperware Brands commented, “Many analysts and investors are concerned about the weakness of the U.S. dollar and the U.S economy. Upwards of 84% of our sales and even more of our profit come from international markets. This means that our profit rises on dollar weakness, and while we could see some impact from lower consumer spending in the United States, the impact would be less than for many other companies given the size of our businesses here. To date we have not seen issues in our Tupperware United States or BeautiControl businesses related to the consumer spending environment.”

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.1 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934. The Company does not intend to regularly update forward-looking information.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance recoveries; re-engineering costs; purchase accounting intangible asset amortization; purchase accounting intangible asset and goodwill impairment costs; and costs associated with terminating the Company’s previous credit agreement. While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation. Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other re-engineering activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.
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The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting write-up of the carrying value of depreciable assets and certain definite-lived intangible assets, primarily the value of independent sales forces, recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline significantly as the years progress. Similarly in connection with its annual evaluation of the carrying value of acquired intangible assets and goodwill, the Company has recognized an impairment charge in 2007. The Company believes that both of these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Finally, in 2007, the Company entered into a new credit agreement, which triggered the non-cash write off of previously deferred debt costs and costs associated with the settlement of floating-to-fixed interest rate swaps that were hedging the borrowings under the previous agreement. These costs are also not expected to be incurred in most reporting periods and for comparison purposes have also been excluded from the indicated financial information.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	December 29,	December 30,	December 29,	December 30,
(In millions, except per share data)	2007	2006	2007	2006

Net sales	$576.9	$486.5	$1,981.4	$1,743.7
Cost of products sold	205.7	174.4	695.4	615.0
Gross margin	371.2	312.1	1,286.0	1,128.7

Delivery, sales and administrative expense	292.7	254.5	1,083.4	981.5
Re-engineering and impairment charges	2.4	2.8	9.0	7.6
Impairment of goodwill and intangible assets	-	-	11.3	-
Gains on disposal of assets	1.6	1.5	11.8	12.5
Operating income	77.7	56.3	194.1	152.1

Interest income	1.0	1.1	3.8	8.1
Interest expense	10.5	13.7	53.0	55.1
Other expense	1.6	0.7	3.5	1.3
Income before income taxes	66.6	43.0	141.4	103.8
Provision for income taxes	11.7	3.1	24.5	9.6
Net income	$54.9	$39.9	$116.9	$94.2

Net income per common share:

Basic earnings per share:	$0.90	$0.67	$1.92	$1.57

Diluted earnings per share:	$0.88	$0.65	$1.87	$1.54

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks	13 Weeks				52 Weeks	52 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	December 29,	December 30,	%	%	Exchange	December 29,	December 30,	%	%	Exchange
(Amounts in millions, except per share)	2007	2006*	Inc (Dec)	Inc (Dec)	Impact	2007	2006*	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$208.9	$176.3	19	6	$20.3	$688.2	$615.9	12	4	$49.0
Asia Pacific	91.9	74.0	24	16	5.1	292.4	239.7	22	17	11.0
TW North America	74.1	66.1	12	11	0.9	289.8	255.5	13	13	1.0
Beauty North America	125.4	111.2	13	12	0.7	461.5	423.1	9	9	-
Beauty Other	76.6	58.9	30	18	6.3	249.5	209.5	19	10	16.4

	$576.9	$486.5	19	11	$33.3	$1,981.4	$1,743.7	14	9	$77.4

Segment profit (loss):
Europe	$47.2	$35.6	33	18	$4.4	$111.0	$94.4	18	8	$8.4
Asia Pacific	20.8	14.0	48	36	1.2	52.0	33.8	54	41	2.9
TW North America	6.8	3.0	+	+	-	21.3	8.7	+	+	0.1
Beauty North America	18.0	16.4	9	8	0.2	66.3	58.1	14	14	0.1
Beauty Other	(0.1)	(0.8)	+	+	-	(7.6)	(12.7)	+	+	(0.5)

	92.7	68.2	36	25	$5.8	243.0	182.3	33	26	$11.0

Unallocated expenses	(15.8)	(11.3)	45			(43.9)	(36.4)	22
Other income	1.6	1.5	10			11.8	12.5	(6)
Re-engineering and impairment charges	(2.4)	(2.8)	(16)			(9.0)	(7.6)	19
Impairment of goodwill and intangible assets	-	-	-			(11.3)	-	+
Interest expense, net	(9.5)	(12.6)	(25)			(49.2)	(47.0)	5

Income before taxes	66.6	43.0	54			141.4	103.8	36
Provision for income taxes	11.7	3.1	+			24.5	9.6	+
Net income	$54.9	$39.9	38			$116.9	$94.2	24

Net income per common share (diluted)	$0.88	$0.65	35			$1.87	$1.54	21

Weighted Average number of diluted shares	62.7	61.3				62.6	61.2

*Prior period data has been reclassified to conform with current year presentation.

TUPPERWARE BRANDS CORPORATION
RECONCILIATION

	13 Weeks Ended December 29, 2007				13 Weeks Ended December 30, 2006
(In millions except per share data)	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$47.2	$0.3	a	$47.5	$35.6	$0.4	a	$36.0
Asia Pacific	20.8	0.5	a	21.3	14.0	1.1	a	15.1
TW North America	6.8	-		6.8	3.0	-		3.0
Beauty North America	18.0	1.5	a	19.5	16.4	3.2	a	19.6
Beauty Other	(0.1)	1.2	a	1.1	(0.8)	1.6	a	0.8
	92.7	3.5		96.2	68.2	6.3		74.5

Unallocated expenses	(15.8)	-		(15.8)	(11.3)	0.1	b	(11.2)
Other income	1.6	(1.6	) c	-	1.5	(1.5	) c	-
Re-eng and impairment charges	(2.4)	2.4	d	-	(2.8)	2.8	d	-
Impairment of goodwill and intangible assets	-	-		-	-	-		-
Interest expense, net	(9.5)	-		(9.5)	(12.6)	-		(12.6)
Income before taxes	66.6	4.3		70.9	43.0	7.7		50.7
Provision for income taxes	11.7	0.4	g	12.1	3.1	2.0	g	5.1
Net income	$54.9	$3.9		$58.8	$39.9	$5.7		$45.6

Net income per common share (diluted)	$0.88	$0.05		$0.93	$0.65	$0.09		$0.74

	52 Weeks Ended December 29, 2007				52 Weeks Ended December 30, 2006
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$111.0	$1.0	a	$112.0	$94.4	$1.9	a	$96.3
Asia Pacific	52.0	2.1	a	54.1	33.8	4.1	a	37.9
TW North America	21.3	-		21.3	8.7	-		8.7
Beauty North America	66.3	6.0	a	72.3	58.1	11.6	a	69.7
Beauty Other	(7.6)	4.5	a	(3.1)	(12.7)	7.4	a	(5.3)
	243.0	13.6		256.6	182.3	25.0		207.3

Unallocated expenses	(43.9)	-		(43.9)	(36.4)	0.2	b	(36.2)
Other income	11.8	(11.8	) c	-	12.5	(12.5	) c	-
Re-eng and impairment charges	(9.0)	9.0	d	-	(7.6)	7.6	d	-
Impairment of goodwill and intangible assets	(11.3)	11.3	e	-	-	-		-
Interest expense, net	(49.2)	9.6	f	(39.6)	(47.0)	-		(47.0)
Income before taxes	141.4	31.7		173.1	103.8	20.3		124.1
Provision for income taxes	24.5	7.4	g	31.9	9.6	4.9	g	14.5
Net income	$116.9	$24.3		$141.2	$94.2	$15.4		$109.6

Net income per common share (diluted)	$1.87	$0.38		$2.25	$1.54	$0.25		$1.79

(a) Amortization of intangibles of acquired beauty units.

(b) Incentive compensation for the sale of land held for development near the Company's Orlando, Florida headquarters ("land sales")

(c) Other income of $11.8 million in full-year 2007 includes $1.6 million in the fourth quarter for sale of the Company's Philippines manufacturing facility and land, $5.6 million for sale of land held for development near the Company's Orlando, Florida headquarters (land sales), $2.1 million for sale of excess land in Australia and $2.5 million related to insurance recovery from 2006 fire at a former manufacturing facility in Tennessee. Full year 2006 included $9.3 million for land sales of which $2.7 million was recorded in the fourth quarter; $4.4 million for an insurance recovery from 2004 hurricane damage; and $1.2 million for an asset write down and expenses recorded related to a fire at the former manufacturing facility in Tennessee.

(d) Full year 2007 includes $2.6 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, of which $0.8 million was recorded in the fourth quarter, $3.0 million for impairment charges related to the Company's manufacturing facilities in South Carolina, BeautiControl and Japan, and $3.4 million related to severance costs incurred to reduce headcount in the Company's Australia, France, Japan, Mexico, Netherlands, Philippines, Switzerland and Thailand operations, of which $1.6 million was recorded in the fourth quarter. Full year 2006, re-engineering and impairment charges of $7.6 million included $7.5 million primarily related to severance costs incurred to reduce headcount in the Company's Canada, Belgium and Philippines manufacturing operations, of which $2.8 was incurred in the fourth quarter. The remaining $0.1 million was an asset impairment charge in the Philippines manufacturing operation.

(e) In the third quarter of 2007, the Company completed the annual review of goodwill and intangible assets of its acquired beauty businesses. As a result of this review, the Nutrimetics' goodwill and tradename were deemed to be impaired, resulting in a non-cash charge of $11.3 million.

(f) On September 28, 2007, the Company entered into a new credit agreement replacing the existing credit facility which resulted in a non-cash write off of deferred debt costs totaling $6.1 million. In connection with the termination of the previous credit facility, the Company also terminated certain interest rate swaps resulting in a termination payment of $3.5 million.

(g) Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 29, 2008

	2007 Actual	2008 Outlook
		Range
($ in millions, except per share amounts)		Low	High

Income before income taxes	$141.4	$193.9	$202.1

% change from prior year		37%	43%

Income tax	$24.5	$44.6	$46.5
Effective Rate	17%	23%	23%

Net Income (GAAP)	$116.9	$149.3	$155.6

% change from prior year		28%	33%

Adjustments(1):
Land and insurance gains	$(11.8)	$(10.2)	$(10.2)
Re-engineering costs	9.0	10.0	10.0
Acquired intangible asset amortization/Purchase Accounting	13.6	9.5	9.5
Purchase Accounting intangibles and goodwill impairment	11.3
Costs Associated with implementing new credit agreement	9.6
Income tax (2)	(7.4)	(1.4)	(1.4)
Net Income (Adjusted)	$141.2	$157.2	$163.5

% change from prior year		11%	16%

Exchange rate impact (3)	6.3	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$147.5	$157.2	$163.5

% change from prior year		7%	11%

Net income (GAAP) per common share (diluted)	$1.87	$2.37	$2.47

Net Income (Adjusted) per common share (diluted)	$2.25	$2.50	$2.60

Average number of diluted shares (millions)	62.7	63.0	63.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
January 29, 2008

	First Quarter	First Quarter
	2007 Actual	2008 Outlook
		Range
($ in millions, except per share amounts)		Low	High

Income before income taxes	$26.2	$40.2	$44.2

% change from prior year		53%	69%

Income tax	$6.6	$8.9	$9.8
Effective Rate	25%	22%	22%

Net Income (GAAP)	$19.6	$31.3	$34.4

% change from prior year		60%	76%

Adjustments(1):
Land and insurance gains	$(2.5)	$(10.2)	$(10.2)
Re-engineering costs	2.8	2.5	2.5
Acquired intangible asset amortization/Purchase Accounting	3.3	1.7	1.7
Purchase Accounting intangibles and goodwill impairment	-
Costs Associated with implementing new credit agreement	-
Income tax (2)	(1.1)	2.4	2.4
Net Income (Adjusted)	$22.1	$27.7	$30.8

% change from prior year		25%	39%

Exchange rate impact (3)	3.3	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$25.4	$27.7	$30.8

% change from prior year		9%	21%

Net income (GAAP) per common share (diluted)	$0.32	$0.50	$0.55

Net Income (Adjusted) per common share (diluted)	$0.36	$0.44	$0.49

Average number of diluted shares (millions)	61.9	63.0	63.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Dec. 29,	Dec. 31,
(In millions)	2007	2006

Assets

Cash and cash equivalents	$102.7	$102.2
Other current assets	608.4	484.4
Total current assets	711.1	586.6

Property, plant and equipment, net	266.0	256.6

Other assets	907.1	868.9

Total assets	$1,884.2	$1,712.1

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$3.5	$0.9
Accounts payable and other current liabilities	470.8	358.4

Total current liabilities	474.3	359.3

Long-term debt	589.8	680.5

Other liabilities	291.3	271.8

Total shareholders' equity	528.8	400.5

Total liabilities and shareholders' equity	$1,884.2	$1,712.1

Total Debt to Capital Ratio 53%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	52 weeks ended	52 weeks ended
	December 29,	December 30,
(In millions)	2007	2006

OPERATING ACTIVITIES
Net cash provided by operating activities	$177.4	$172.8

INVESTING ACTIVITIES
Capital expenditures	(50.3)	(52.1)
Purchase of international beauty businesses	-	(104.9)
Proceeds from disposal of property, plant & equipment	17.9	21.0
Proceeds from insurance settlements	7.4	4.5

Net cash used in investing activities	(25.0)	(131.5)

FINANCING ACTIVITIES
Dividend payments to shareholders	(53.8)	(53.3)
Payments to acquire treasury stock	(41.6)	-
Net proceeds from issuance of term debt	597.1	-
Repayment of long-term debt	(704.2)	(75.8)
Net change in short-term debt	(0.9)	(1.3)
Other, net	47.8	7.9

Net cash used in financing activities	(155.6)	(122.5)

Effect of exchange rate changes on cash and
cash equivalents	3.7	1.9

Net change in cash and cash equivalents	0.5	(79.3)

Cash and cash equivalents at beginning of year	102.2	181.5

Cash and cash equivalents at end of period	$102.7	$102.2

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Fourth Quarter Ended December 29, 2007

Sales Force Statistics (a): Segment	AVG. ACTIVE	% CHG.		TOTAL	% CHG.

Europe	97,192	8	(b)	442,433	21
Asia Pacific	41,361	11		322,617	43
TW North America	67,204	(1)		219,097	(10)
Tupperware	205,757	5		984,147	18

Beauty North America	341,875	10		627,050	13
Beauty Other	239,802	8		516,893	12
Beauty	581,677	9		1,143,943	13

Total	787,434	8		2,128,090	15

(a)	As collected by the Company and provided by distributors and sales force.

(b)
Reflects change in measurement methodology in South Africa beauty businesses versus prior year. 2006 Average Active as stated in January 30, 2007 Q4 release, 96,317. 2006 re-stated to calculate % change in sales force in the January 29, 2008 release, 90,078.